Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Hudson Pacific Properties, L.P.

Hudson Pacific Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Hudson Pacific Properties, L.P.

Debt	5.950% Notes due 2028	Rule 457(r)	$350,000,000	99.614%	348,649,000	0.0000927	32,319.77

Hudson Pacific Properties, Inc.

Debt	Guarantees of 5.950% Notes due 2028(2)	Rule 457(n)	—	—	—	—	—

Total Offering Amounts							32,319.77

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							32,319.77

(1)

The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrants’ Registration Statements on Form S-3 (Nos. 333-255579 and 333-255579-01), in accordance with Rules 456(b) and 457(r) under the Securities Act.

(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.